Exhibit 10.32

COLLABORATION AGREEMENT

BY AND BETWEEN

ZBB Energy Corporation

AND

Honam Petrochemical Corporation

3/25/11

Confidential                                                                HONAM – ZBB V3 Battery Project

COLLABORATION AGREEMENT

Confidential                                                               HONAM – ZBB V3 Battery Project                         i

COLLABORATION AGREEMENT

                      THIS AGREEMENT, effective the 25th day of March, 2011 (the “Effective Date”), is by and between HONAM PETROCHEMICAL CORPORATION (“HONAM”), a division of LOTTE Petrochemical,  __________ company having its place of business at The LOTTE Tower Building, 395-67, Shindaebang-Dong, Dongjak-Gu, Seoul, 156-711 Korea, and ZBB ENERGY CORPORATION (“ZBB”), a Wisconsin Corporation having its place of business at N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin, USA.

RECITALS

1.	ZBB possesses expertise and is active in the development of large format Zinc Bromide flow batteries and power control systems.

2.	Honam possesses expertise and is active in manufacture of petrochemicals.

3.	Honam Petrochemical has identified energy storage as a priority business and seeks strategic partnership in the chemical flow battery (CFB) business.

4.
Honam and ZBB wish to co-operate on further technical development of the Version 3 Zinc Bromide flow battery (as defined herein below) via a cooperative project (the “Project”) and, if such development is successful, wish to commercialize the same.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

ARTICLE 1 – DEFINITIONS

1.1	The following expressions shall have the meanings specified:

(a)	“Affiliate of HONAM” means

(1)	Lotte Group and any company (other than HONAM) which is from time to time directly or indirectly affiliated with Honam; and

(2)
any company which is managed or operated by HONAM or a company as defined in (1) and/or has an operating agreement with HONAM and/or a company as defined under (1), which operating agreement gives HONAM or such company the right to manage the operations of all or part of such first company.

For the purpose of this definition a particular company is (i) directly affiliated with another company or companies if that latter company beneficially owns or those latter companies together beneficially own fifty per cent or more of the voting rights attached to the ownership interest of the particular company; and (ii) is indirectly affiliated with company or companies if a series of companies can be specified, beginning with that latter company or companies and ending with the first mentioned company, so related that each company of the series (except the latter company or companies) is directly affiliated with one or more of the companies earlier in the series.

HONAM – ZBB Project                                 2

(b)
“Affiliate of ZBB” means any company controlling, controlled by or under common control with ZBB, wherein, for the purposes of this definition, “control” shall mean the ownership of more than fifty percent (50%) of the outstanding voting securities of the company in question.

(c)
 “Background Technology” means the Intellectual Property and Patent Rights owned, developed or acquired by a Party, as further described in Appendix B hereto, and any other Intellectual Property owned, developed or acquired by a Party or its Affiliates prior to the Project which has application in the Field. Background Technology shall be called “ZBB Background Technology” if owned or controlled by ZBB or Affiliates of ZBB and “HONAM Background Technology” if owned or controlled by HONAM or Affiliates of HONAM.

(d)
“Commercialization” means that point in time when a Product developed pursuant to the Project Plan is considered commercially viable, which shall be defined as after “release to manufacturing” using ZBB Background Technology and/or ZBB Improvements.

(e)
“Confidential Information” means any technical or business information disclosed by one Party to the other Party either directly or indirectly, orally, in writing, by software, by drawings, samples, by visual inspection of equipment or facilities, or in any other way and includes, but is not limited to, unpublished Background Information and Intellectual Property (including unpublished Background Information and Intellectual Property included in a Party’s Improvements), financial and business information (including revenues, expenses, profitability, taxes, business plans and contracts) and specific business and technology concepts (including proposed business and financial structures, product plans, models and partner relationships).  Confidential Information shall be in a tangible form, or accompanied by a tangible form, marked as “Confidential,” or if disclosed visually or orally, shall be identified at the time of disclosure as Confidential Information and reduced to a writing marked “Confidential” describing the nature of the information deemed to be Confidential Information and transmitted in a tangible form to the Steering Committee within thirty (30) days of the oral disclosure.

(f)	“Designated Countries” means the list of countries for which the Parties agree that patent applications on Inventions should be filed.

(g)	“Effective Date” means the date the latter Party to execute this Agreement so executes.

(h)	“Project Start Date” means January 1st, 2010

(i)	“Field” means the development of ZBB’s third generation Zinc Bromide flow battery module (V3).

(j)
“Improvements” means any modifications, inventions and other enhancements based upon the ZBB Background Technology and/or ZBB or HONAM Improvements, conceived, developed or acquired by a Party not as part of the Project after the Project Start Date and which have application in the Field.  Improvements shall be called “HONAM Improvements” if conceived, developed or acquired by HONAM and “ZBB Improvements” if conceived, developed or acquired by ZBB.

HONAM – ZBB Project                                 3

(k)
“Intellectual Property” means patents and any information, data, designs, ideas, inventions, methods, processes, apparatus and equipment, material compositions, formulas, software, trade secrets, know-how, works of authorship and copyrightable materials, whether or not any of the foregoing are registered or registerable, applications for patents on any of the foregoing and all rights to apply to register any of the foregoing.  For avoidance of doubt, Intellectual Property shall not include the trademarks and service marks of a Party or its Affiliates.

(l)	“Invention(s)” means patentable subject matter embodied in the Program Technology.

(m)	“Joint Product” means a product developed jointly during the Project by representatives of both ZBB and HONAM.

(n)	“Party” or “Parties” means as the context requires, either or both of ZBB and HONAM.

(o)	“Patent Rights” means

(i)
as the term pertains to HONAM, patents and patent applications of HONAM or Affiliates of HONAM, in any country, to the extent that (i) the claims cover HONAM Improvements; and (ii) HONAM is entitled to grant licenses thereunder, subject to any condition which HONAM may be required to impose; and

(ii)
as the term pertains to ZBB, patents and patent applications of ZBB or Affiliates of ZBB, in any country, to the extent that (i) the claims cover the Zinc Bromide battery, ZBB Background Technology or ZBB Improvements; and (ii) ZBB is entitled to grant licenses thereunder, subject to any condition which ZBB may be required to impose

(p)
 “Program Technology” means the Intellectual Property arising from the Project, including but not limited to improvements to the Background Technology and/or Improvements which are conceived or developed by employees, contractors and consultants of either Party or its Affiliates as part of the Project.  In no event shall Background Technology or Improvements be considered Program Technology, even if incorporated or embedded in Program Technology.

(q)
 “Project” means a cooperative project for the development of a commercially viable product in the Field using ZBB Background Technology, ZBB Improvements, Program Technology and/or, possibly, HONAM Improvements, as further defined in the written Project Plan.

(r)
“Project Plan” means the program of work set forth in writing and attached hereto as Appendix A, which may be amended from time to time by written agreement of the Parties in accordance with Article 2.

HONAM – ZBB Project                                 4

(s)	“Project Term” means the period for performing the Project, as further defined in Article 8.1.

1.2	The following Appendices are made a part of this Agreement:

Appendix A – The Project Plan

Appendix B – Background Technology

Appendix C - Technical Information, including Know-How

Appendix D – Commercialization License Terms

1.3	The words "hereof, "herein", and "hereunder" and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.4	The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

1.5
Whenever the Parties have agreed that any approval or consent shall not be “unreasonably withheld,” such phrase shall also include the Parties’ agreement that the approval or consent shall not be unreasonably delayed or conditioned.

ARTICLE 2 – THE PROJECT, PROJECT PLAN AND PROJECT RESPONSIBILITY

2.1
ZBB agrees that, during the Project Term,  it will not conduct a research program in the Field with another storage customer or supplier.  ZBB is free enter into an agreement with a third party to design and build flow battery modules that are larger than 500 kWh in size using the V3 Program Technology. Honam is free enter into an agreement with a third party to design and build flow battery modules that are larger than 500 kWh in size using the V3 Program Technology at the time all project payments are completed.

2.2
During the Project Term, each Party shall carry out those parts of the Project assigned to it in accordance with standards no less stringent than those generally applied by that Party when carrying out development work.  In particular, the Parties shall exercise reasonable care to avoid developing technology that, if exploited, would infringe the Intellectual Property rights of any third party.  ZBB and HONAM shall each be considered as acting as an independent contractor in the conduct of the Project and the performance of all other obligations under this Agreement and the Project Plan.

2.3
Each Party shall remain responsible for providing the staffing resources which it deems necessary, in its own discretion, to carry out its obligations under the Project.  Each Party shall be free, in such manner as the Party sees fit, to dispose of such portion of its entire time, energy and skill as that Party is not obligated to devote to the Project hereunder, so long as same does not create a breach of Article 2.1.

2.4	Staff of a Party assigned to work on the Project shall continue to be employed by their present employer even if assigned to carry out work at the premises of the other Party.

2.5
The Parties shall establish a committee (the “Steering Committee”) to oversee the implementation, progress and results of the Project.  Each Party shall appoint two (2) persons to the Steering Committee, one of which will be a business representative, one of which will be a technical person who has IP knowledge.  The technical representative from each Party shall be responsible for coordinating the tasks assigned to the Party in question and reporting of progress and Program Technology to the other Party (“Project Manager”).

HONAM – ZBB Project                                 5

Each Party will provide the other Party with the names and contact information of its initial Steering Committee members within thirty (30) days after the Effective Date.  Either Party may change any of its Steering Committee representatives with written notice to the other Party.

2.6
The Steering Committee shall direct the Project Plan and may modify it to the extent necessary to complete the Project but shall have no authority to modify the Project Plan to the extent such change would result in a change to the terms of this Agreement; e.g., a change to Field or any grant herein.

2.7
Any changes to the scope or milestones of the Project Plan shall be pursuant to unanimous decision of the Steering Committee and shall require the written agreement of authorized management of each Party before they are implemented.

2.8
During the Project Term, each Party shall regularly keep the other informed of progress of its work under the Project Plan and of the Program Technology it has obtained.  To that end, progress meetings will be held by the Steering Committee, and attended by such other representatives of ZBB and HONAM as are deemed appropriate, once every month or at such greater frequency as either of the Parties deems necessary.  Such meetings shall review progress made and Program Technology generated since the previous meeting and review the effect (if any) such Program Technology might have on the remainder of the Project, as well as any other factors, concerns or issues that might affect the implementation of the Project Plan.  The Steering Committee meeting held in or around the anniversary of the Effective Date each year shall take the form of an annual review of all aspects of the Project.

2.9
Promptly upon completion of the current Project Plan, the Parties, through the Steering Committee, shall jointly prepare a written report detailing the work carried out, the Program Technology obtained, whether the products were successful or, if not successful, recommendations on the next steps that might be taken (which may include a recommendation to extend the Project).  Consistent with Article 8.1, the Parties will negotiate an extension of the current Project Plan as necessary to enable HONAM to reach a next phase decision.

ARTICLE 3 – BACKGROUND TECHNOLOGY AND IMPROVEMENTS

3.1
Background Technology to be made available for use in the Project is detailed in Appendix B.  If either Party decides during the Project to make any other Background Technology (including and Background Technology that was inadvertently omitted from Appendix B as of the Project Start Date) available for the Project, the nature and scope of such Background Technology  will be documented in a signed amendment to Appendix C. The Steering Committee will decide which Technology in Appendix C will become either Background Technology or Program Technology. Background Technology and the Intellectual Property therein will continue to be owned by the Party, or the Party’s Affiliate(s), that brings it to the Project.

HONAM – ZBB Project                                 6

3.2
If a Party determines that disclosure of certain of its Confidential Information relative to Improvements would be useful for furtherance of the Project, such Party shall describe, in a non-confidential manner, the general nature and scope of the information to be disclosed to the other Party via the Steering Committee and the other Party shall, in its sole discretion, agree or decline to receive such Confidential Information pursuant to the terms of Article 7.  Any disclosures of Confidential Information shall be provided to the Steering Committee.

3.3
ZBB may request HONAM grant ZBB a license, with the right to grant sublicenses to licensees of ZBB Background Technology and ZBB Improvements, to use HONAM’ Background Technology and any such license shall be at HONAM’ sole discretion and, if granted, shall be nonexclusive and at commercially reasonable license terms.

ARTICLE 4 – GRANT OF RESEARCH LICENSE

4.1
ZBB hereby grants HONAM a worldwide, non-exclusive, non-transferable (except as provided herein below), license and right (without the right to grant sublicenses) to use ZBB’s Background Technology, together with a non-exclusive, non-transferable (except as provided herein below), license and right (without the right to grant sublicenses) under Patent Rights in ZBB Improvements developed or acquired prior to the termination date, both licenses solely for HONAM’ internal research in the Field.  This license and right is extendable to Affiliates of HONAM only.

4.2	These research licenses and rights shall become fully vested upon

(i)	the day HONAM makes final payment, or

(ii)	the first day of the twelfth (12th) month from the Effective Date, provided the all the payments in Article 6.2 have been made.

4.3
Notwithstanding any of the foregoing, the licenses and rights of this Article 4.1 shall terminate as to any Affiliate of HONAM at such time as it no longer qualifies as an Affiliate.  HONAM agrees, and shall procure the agreement of Affiliates of HONAM which do research, to inform ZBB if, during the Project Term, HONAM or such Affiliates conduct a structured research program outside the Project based upon ZBB’s Background Technology and/or Patent Rights in ZBB Improvements.  For purposes of this Article 4.3, a structured research program is defined as a research activity in which more than eighty (80) hours of labor are expended in experimental research during any contiguous three (3) month period or for which the total cost of manpower and materials exceeds $20,000 during any contiguous three (3) month period.

4.4
HONAM hereby grants, and shall cause its Affiliates to grant, to ZBB a worldwide, irrevocable, nonexclusive, royalty-free license and right under the claims of HONAM’s or its Affiliates’ (as the case may be) Patent Rights in HONAM Improvements developed or acquired prior to termination date to conduct internal research;

4.5	Each Party agrees, until the termination date, to use commercially reasonable efforts to provide notice to the other Party, via the Steering Committee, when a patentable Improvement is made.

HONAM – ZBB Project                                 7

ARTICLE 5 – THE PROGRAM TECHNOLOGY

5.1
Each Party shall provide the other Party with the Program Technology developed by it or its Affiliates as part of the Project and shall inform the other Party of any patentable invention it has made or conceived in the course of carrying out the Project.

5.2
All non-patented Program Technology (including know-how and trade secrets in those instances where the parties decide not to pursue patent protection) shall be considered jointly owned by the Parties and, except as otherwise provided in Article 5 for Inventions, each Party may use, exploit and further develop the Program Technology, jointly or solely, without accounting to the other regarding any economic benefit realized or the need to seek approval from the other Party for its disclosure or use (except to the extent such disclosure incorporates the Confidential Information of the other Party), and may authorize or license third parties to do any of the foregoing.

5.3	ZBB and HONAM shall have the full right, title and interest in respect of Inventions as follows:

(a)
Both Parties have joint ownership in Program Technology as defined in 1.1 (o) and in the Project as defined in 1.1 (p).   Both Parties have the right to utilize the Program Technology subject to the limitations contained herein with no charge.  No  party may license the Program Technology to any third party without the prior written permission of the other party.

(b)	The Steering Committee will decide which party will proceed with patent application.

5.4
The Party designated in Article 5.3 (the “patenting Party”) shall have the exclusive right to file patent applications in respect of such Program Technology for its own benefit as assignee and to the extent allowed by local law in its own name (or the name of its Affiliate, provided such does not change the rights or obligations of a Party under this Agreement) and at its own expense in such countries as it deems appropriate, and to assign such rights for any country to any of its Affiliates.

Upon request of the patenting Party, the other Party shall give all reasonable assistance to the patenting Party in prosecuting any patent applications and shall execute, and cause such Party’s employees, agents and/or subcontractors to execute, any instrument reasonably necessary to enable the patenting Party to obtain a patent on any such application, including but not limited to oaths, declarations, assignments and affidavits.

5.5
Each Party will notify the other Party at least sixty (60) days prior to the filing of each first-to-be-filed patent application on an Invention and provide a copy of the proposed application.  The other Party will inform the first Party within thirty (30) days of such notice if the other Party believes that the filing must be coordinated with a filing by the other Party, and the Parties will cooperate to coordinate such filings.

5.6	Each of ZBB and HONAM grants the other a perpetual, irrevocable, world-wide, non-exclusive, royalty-free license under any patents issuing from the patent applications filed pursuant to Article 5.4

(a)	to conduct internal research;

HONAM – ZBB Project                                 8

(b)	to make and have made, use or have used, sell, offer for sale, import and export products and materials made from such production facilities; and

(c)
to license to Affiliates and other third parties the right to conduct internal research; (ZBB agrees that, during the Project Term, it will not conduct a research program in the Field with another storage customer or supplier except as provided in Section 2.1, above).

Such licenses and rights are extendable by the Parties to their Affiliates.

In the event the patenting Party, or its Affiliates, no longer desires to maintain a patent or patent application resulting from Program Technology, the patenting Party will first offer to assign to the non-patenting Party all of the patenting Party’s right, title and interest in and to such patent or patent application, at no cost other than the assumption by the acquiring Party of the responsibility and cost of continuing prosecution of such patent application and/or the payment of maintenance fees on such issued patent.  Upon the request of the assignor Party, the assignee Party agrees to negotiate in good faith commercially reasonable license terms for a non-exclusive, worldwide, royalty-bearing license under the patent rights referred to in this Article.

5.7
It is the intent of the Parties to file patent applications on Program Technology in no less than the Designated Countries.  If the patenting Party does not desire to file patent applications in some of the Designated Countries, or if the other Party requests that the patenting Party file in countries in addition to the Designated Countries and the patenting Party does not agree with such request, the other Party may offer to pay for filings in such countries and, if so offered, the patenting Party will file in such countries.  The other Party shall be entitled to recover its costs for the filing, prosecution, issuance and maintenance in such other countries by receiving a commensurate adjustment in royalties for commercial activities in such country until all such costs are recovered.

5.8
Either Party may request that the other Party institute legal action against a third party for infringement of any Program Technology patent such other Party owns pursuant to this Article 5, but the Party owning such patent (the “owning Party”) shall have the sole right to determine whether or not to bring such action.  Unless otherwise agreed by the Parties, the owning Party shall bear the entire cost of such legal action, and shall be entitled to retain the entire amount of any recovery.  Either Party may request that the other Party, as the owning Party, agree to be joined to enable the requesting party to bring an infringement action at its own expense, but the owning Party shall not obligated to agree to be so joined.

5.9
In any suit or legal action to enforce and/or defend a Program Technology patent, the Party not owning such patent, at the reasonable request of the owning Party, shall cooperate in all respects and, to the extent reasonably possible, have its employees testify when request and make available relevant records, papers, information, samples, specimens, and the like.  Unless otherwise agreed by the Parties, the costs for any such cooperation shall be at the expense of the Party bringing suit.

ARTICLE 6 – PAYMENTS

6.1	HONAM shall pay to to ZBB the total sum of Three Million US Dollars ($ 3,000,000) in the four(4) installments according to the process:

HONAM – ZBB Project                                 9

(i)	One million US$ ($ 1,000,000) shall be due within ten (10) days after Effective Date.

(ii)	Five hundred thousand US$ ($ 500,000) shall be due within ten (10) days after June 20th, 2011.

(iii)	One million two hundred thousand US$ ($ 1,200,000) shall be due within ten(10) days after September 30, 2011

(iv)	Three hundred thousand US$ ($ 300,000) shall be due within ten(10) days after on the date that V3 single stack is set up at HONAM R&D Center

6.2	HONAM will approve payment to ZBB based on progress milestones made on the Project and payments made per figure 3 in Appendix A.

6.3	ZBB will invoice HONAM for each of the above payments no later than twenty (20) days before such payment is due.

6.4	Except as otherwise provided in this Article 6, each Party shall be solely responsible for its internal costs.

ARTICLE 7 – CONFIDENTIALITY

7.1
Each Party agrees to treat the Program Technology in the same manner as it treats its own proprietary and confidential information, but no less than a reasonable degree of care.  Except as otherwise provided in this Article 7, each Party will only disclose Program Technology to third parties under terms of confidentiality and limited use which, at a minimum, will preserve the patentability of any Inventions.

7.2	ZBB and HONAM each agree, other than in respect of its own Background Technology, Improvements or Confidential Information, and except as otherwise provided in this Agreement,

(a)	not to disclose to any third party any Background Technology, Improvements, Confidential Information or the terms of this Agreement subject to Article 7.4(b);

(b)	not to use any Background Technology or Confidential Information for any purpose other than to carry out the Projects and/or exercise the license and rights granted to it herein; and

(c)	to use all adequate means to preserve the secrecy of Background Technology, Improvements and Confidential Information.

7.3	The undertakings of Article 7.1 shall not apply to any Background Technology, Improvements or Confidential Information which, at the time it is received or obtained by the receiving Party,

(a)	is lawfully known by the receiving Party without binder of secrecy as demonstrated by the written record; or

(b)	is publicly available

HONAM – ZBB Project                                 10

and shall cease to apply to any Background Technology, Improvements or Confidential Information which, after it is received or obtained by the receiving Party,

(c)	is received or obtained by the receiving Party without restriction on disclosure from a source free to disclose it other than the disclosing Party and/or any of its Affiliates;

(d)	becomes, through no act or omission of the receiving Party, publicly available; or

(e)	is independently developed by or for a Party by persons without reference to the Background Information, Improvements or Confidential Information of the other Party.

Information shall only be within the foregoing exceptions to the extent that the receiving Party can prove the facts.

7.4	Notwithstanding the provisions of Article 7.1:

(a)
each Party is authorized by the other Party to disclose to those Affiliates to whom such first Party delegates its rights or obligations pursuant to Article 12.2 such of the other Party’s Background Technology, Improvements and Confidential Information as is necessary for the conduct of the Project and/or exercise of the license and rights granted to the first Party herein, provided that before such Background Technology or Confidential Information is disclosed to them, those Affiliates have agreed to be bound by terms of secrecy and non-use no less stringent than those assumed by the first Party hereunder;

(b)
each Party is authorized by the other Party to disclose to its contractors and consultants such of the other Party’s Background Technology, Improvements and Confidential Information as is necessary for the conduct of the Project, provided that before such Background Technology, Improvements or Confidential Information is disclosed to them, provided that such third parties have undertaken written obligations of confidentiality and restrictions on use with the disclosing Party commensurate with the obligations placed upon such Party herein;

(c)
either Party may disclose Program Technology or the other Party’s Improvements to a third party to the extent necessary for the exercise of the license and rights granted in this Agreement; provided that such third parties have undertaken written obligations of confidentiality and restrictions on use with the disclosing Party to protect the Program Technology and Improvements as contemplated in this Agreement.

7.5
Notwithstanding the provisions of Article 7.1, a Party seeking patent protection on Inventions as permitted by Section 5.3 of this Agreement may disclose the Background Technology, Improvements, Program Technology and/or Confidential Information of the other Party as required by such Party to  file a patent application, but only after first notifying the other Party of the nature and scope of the information to be disclosed and providing the other Party a reasonable opportunity to respond within sixty (60) days with any reasons such other Party may conclude that the information is not properly disclosed for these purposes.

HONAM – ZBB Project                                 11

7.6
If a Party receives a subpoena, order, notice, process or other legal process seeking disclosure of Confidential Information of the other Party, the first Party shall immediately notify the other Party in order to allow the other Party the opportunity to oppose the order, notice, or process, or seek a protective order.  If requested by the other Party, the first Party shall cooperate fully with the other Party in contesting such disclosure.  Except as such demand shall have been timely limited, quashed or extended,  the first Party may thereafter comply with such demand, but only to the extent required by law.  Where a protective order is obtained by the other Party, nothing in this Article 7.6 shall be construed to authorize the first Party to use in any manner or disclose Confidential Information to parties other than such governmental or judicial agency or body or beyond the scope of the protective order.

7.7
Upon termination of this Agreement, the non-breaching Party, at its option, can request the other Party to destroy or return promptly to the non-breaching Party, or its nominee, all tangible records containing Confidential Information or excerpts or portions thereof, or other information derived from the tangible records which are in the possession or control of the breaching Party with the exception of one (1) legal file copy which may be retained solely for the determination of the breaching Party's legal obligations under this Agreement.  Either party may make a similar request in the event the Project is terminated pursuant to Article 8.1.

ARTICLE 8 – TERMINATION

8.1
The Project Term shall be effective as of the Project Start Date and shall continue for two and half (2.5) years and can renew for an additional period upon mutual written agreement. , unless earlier terminated by mutual written agreement of the Parties or as otherwise provided herein.  HONAM shall provide notice to ZBB, at least thirty (30) days before each of the payments in Article 6.2 is due, if HONAM intends to terminate the Project.

Following the payment pursuant to Article 6.1 but before the end of the first three month period from the Effective Date, the Steering Committee will meet to determine if the Project should be extended, and define the scope of any such extension, including a budget required for the continued research.  Any recommendation to extend the Project will be presented to authorized management of the Parties and must be approved in writing before the Project may be extended.

Thereafter, the Steering Committee will meet to determine if the Project should be extended, and define the scope of any such extension.  Any recommendation to further extend the Project will be presented to authorized management of the Parties and must be approved in writing before the Project may be further extended.

8.2
If HONAM fails to make the payment referred to in Article 6.2 and does not cure such failure to pay within thirty (30) days after HONAM has received notice from ZBB of such failure or otherwise provides notice under Article 8.1 of its intent to terminate the Project, then ZBB shall be at liberty, by giving notice in writing to HONAM, to terminate the Project and/or this Agreement with immediate effect, subject to Article 8.6 and Honam shall have no rights to the Program Technology thereafter.

8.3
Subject to Article 8.6, ZBB may terminate the Project and/or this Agreement with immediate effect by giving notice in writing to HONAM if HONAM brings a challenge to the validity of any of ZBB’s Patent Rights licensed to HONAM pursuant to this Agreement.  In the event that HONAM or any of its Affiliates brings a challenge to the validity of any of ZBB’s Patent Rights licensed to HONAM pursuant to this Agreement and ZBB does not terminate the Project and/or this Agreement, then HONAM and its Affiliates agree to continue to pay all royalties due under this Agreement during the period of such challenge, which royalties will be non-refundable by ZBB regardless of the outcome of the validity challenge.

HONAM – ZBB Project                                 12

8.4
For purposes of the question of completion of a Party’s deliverables as stipulated in the Project Plan only, if either Party considers that the other Party has failed to make material progress in completion of its deliverables as stipulated in the Project Plan, and such failure is not due to the other Party’s material breach of its obligations under this Agreement or the Project Plan or force majeure pursuant to Article 15, and such other Party does not commence to cure such failure within thirty (30) days after such other Party has received notice from the first Party of such failure, the Parties shall schedule an executive mediation process in a mutually agreed neutral location, such executive mediation to commence within sixty (60) days of the aforementioned notice.  If the dispute is not resolved within thirty (30) days from the date mediation begins, and the other Party has not cured the failure within sixty (60) days after such Party has received notice from the first Party of such failure, then

(a)
if HONAM is the aggrieved Party, (i) HONAM shall be at liberty, by giving notice in writing to ZBB, to delay payments pursuant to Article 6.2 without effect until the failure of ZBB is cured and (ii) if not already irrevocable, the research license granted in Article 4.1 shall immediately become irrevocable.  If ZBB continues for an additional one hundred and twenty (120) days to fail to make material progress in completion of its deliverables as stipulated in the Project Plan, then HONAM shall be at liberty, by giving notice in writing to ZBB, to terminate the Project with immediate effect.  Upon such termination (i) HONAM may continue the Project on its own.

(b)
if ZBB is the aggrieved Party, ZBB shall be at liberty, by giving notice in writing to HONAM, to  terminate.  Except as provided in Section 2.1, above, ZBB agrees that, during the Project Term,  it will not conduct a research program in the Field with another storage customer or supplier.   If HONAM continues for an additional ninety (90) days to fail to make material progress in completion of its deliverables as stipulated in the Project Plan, then ZBB:

(i)	Shall be at liberty, by giving notice in writing to HONAM, to terminate the Project and/or this Agreement with immediate effect, subject to Article 8.6.

8.5	Either Party may terminate the Project by giving notice in writing with immediate effect to the other Party in the event the other Party:

-	unlawfully repudiates this Agreement; or

-
goes into liquidation, either compulsory or voluntary (save for the purpose of reconstruction, amalgamation and/or Chapter 11 reorganization) or a receiver, administrative receiver or administrator is appointed in respect of the whole or any part of that Party’s assets.

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(a)
If HONAM is the terminating Party, (i) HONAM may continue the Project on its own or with third parties, provided such third party’s practice of ZBB Background Technology and ZBB Improvements shall be limited to performance of the project with HONAM; (ii) if not already irrevocable, the research license granted in Article 4.1 shall immediately become irrevocable.

(b)	If ZBB is the terminating Party, ZBB shall be at liberty, by giving notice in writing to HONAM, to terminate the Project and/or this Agreement with immediate effect,

8.6	Survival.

(a)	The provisions of Articles 4.3, 5, 7, 8, 9, 11, 13 and 14 shall survive the termination of this Agreement.

ARTICLE 9 – INDEMNITIES, LIABILITY

9.1
Each Party shall be liable for and shall hold harmless and indemnify the other Party for all claims, damages, expenses, losses or liability, arising from any claim for (1) bodily injuries, including fatal injury or disease, to the indemnifying Party’s employees and (2) damage to tangible real or personal property of the indemnifying Party and its employees arising from or in connection with the performance of the Project and this Agreement except to the extent that the cause of the injuries, loss or damage was the negligence of the indemnified Party or the its representatives, in which event there shall be no obligation of indemnity hereunder.

9.2
Neither Party shall be liable to the other Party (or its Affiliates) for any loss or damage incurred by such other Party (or its Affiliates) arising out of or in relation to the use by such Party (or its Affiliates) of any Background Technology, Program Technology or Improvements.  Nothing in this Agreement shall be deemed to be a  representation or warranty by either Party on the accuracy, safety, usefulness, merchantability, fitness for particular purpose, or the non-infringement of such Party’s patent rights with respect to the Background Technology, the Program Technology, the Improvements, the Confidential Information and/or any technical information related to any of the foregoing, which shall be provided under this Agreement “as is” and all such warranties will be expressly disclaimed.

9.3
Under no circumstances shall either Party be liable to the other Party under this Agreement for any consequential, indirect, special, incidental, punitive or exemplary loss or damage, including, without limitation, business interruption, cost of capital, loss of anticipated revenues and profits, loss of goodwill or increased operating costs whether arising from contract, warranty, tort, strict liability or otherwise regardless of whether the possibility of such losses or damages have been made known to the first Party, and each Party hereby expressly waives all such rights and remedies.

9.4
Any performance of any obligation on behalf of a Party under article 12.2 shall be deemed to be performance or rendering by that Party.  The other Party accordingly releases all affiliates or agents of the first Party and any director or employee of the first party or its affiliates from any liability, including liability for negligence, connected with any such performance or rendering.

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ARTICLE 10 - INSURANCE

10.1	At all times and at ZBB’s sole cost, ZBB shall maintain at least the minimum types and limits of insurance in compliance with all applicable laws.

10.2
If requested by HONAM, ZBB shall furnish HONAM with certificates of insurance which evidence the insurance required hereunder and provide that the insurer shall endeavor to provide thirty (30) days’ written notice to HONAM before the coverage is materially altered or canceled.

ARTICLE 11 – U.S. EXPORT ADMINISTRATION REGULATION

Each Party acknowledges that it is familiar with the United States Department of Commerce regulations concerning the export or re-export of United States source technical data, or the direct product thereof, to unauthorized destinations and each Party agrees to abide by all such regulations in respect of all information supplied by or on behalf of the other Party hereunder.

ARTICLE 12 – ASSIGNMENT & CHANGE OF CONTROL

12.1
Neither Party shall assign any of its rights and obligations arising from this Agreement without the prior written consent of the other Party.  Notwithstanding this provision, either Party may assign this Agreement and all or any of its rights and/or obligations to an Affiliate or to a successor in interest to or an entity acquiring substantially all the business to which this Agreement pertains without receiving written consent to the other Party, provided that prior to any such assignment the assignee agrees in writing to be bound by all of the terms, conditions and provisions contained herein.

12.2
Either Party shall be free to arrange for any of its obligations under the Project to be performed on behalf of such Party by one or more of its Affiliates, provided that the Affiliate agrees to terms of confidentiality and limited use commensurate with those contained herein and further providing that no such arrangement shall relieve the delegating Party of its obligations to the other Party hereunder.

ARTICLE 13 – LAW AND SETTLEMENT OF DISPUTES

13.1
This Agreement shall be construed, and the rights of HONAM and ZBB shall be determined (with respect both to the interpretation of the Agreement and its performance), according to the laws of the State of Wisconsin, USA, without regard to its conflict of law principles.

13.2
Except as provided in Article 8.3, any controversy or claim (“Dispute”), whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud. misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement, including this Article 13.2) arising out of or related to this Agreement (including any amendments, annexations or extensions) or the breach thereof shall be settled by consultation between the Parties initiated by written notice of the Dispute by one Party to the other Parties.  In the event such consultation does not settle the Dispute within thirty (30) days after written notice of such Dispute, then the Dispute may be submitted to and shall be settled by binding arbitration in accordance with the then current ICC Rule for Dispute Resolutions and this provision.  The arbitration shall be governed by the United States Arbitration Act, 9. U.S.C. §§ 1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result.  Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.  The arbitration shall be held in Singapore unless otherwise agreed to in writing by the parties.  There shall be one arbitrator.  Neither Party may unreasonably withhold consent of the selection of the arbitrator and the Parties will share the costs of the arbitration equally. The arbitrator shall determine the substance of the claim(s) of the parties and render a final award in accordance with the substantive law of the State of Wisconsin, excluding the conflicts provisions of such law.  The arbitrator shall set forth the reasons for the award in writing.  The terms hereof shall not limit any obligations of a Party to defend, indemnify or hold harmless another Party against court proceedings or other claims, losses, damages or expenses.  It is expressly agreed that the arbitrator shall have no authority to award treble, exemplary or punitive damages of any type under and circumstances regardless of whether such damages may be available under the applicable law.

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ARTICLE 14 – PUBLICATION AND PRESS RELEASES

14.1
Neither Party shall publish Program Technology without the consent of the other Party.  Notwithstanding the foregoing, a Party may publish Program Technology without consent to the extent necessary to exercise its rights to patent under Article 5.3, provided that such publication does not in any way prejudice the Background Technology or patent rights of the other Party.

14.2
Neither party shall use any trademark, trade name, logo or any contraction, abbreviation, or simulation of the trademark or name of the other party in advertising, publicity, or otherwise, unless the parties mutually agree to a separate trademark license.

14.3
Except to the extent required by law or as otherwise permitted in accordance with this Article 14, neither Party shall make any public announcements concerning the Project or this Agreement or the terms hereof without the prior written consent of the other Party and the Parties shall agree on the content and timing of any such public announcement.  However, either Party may, without the prior written approval of the other, describe the Program Technology and the activities related to and the purpose of the Project to potential licensees, acquiring entities in an offering memorandum, public filings and additional stock offerings, to its directors and shareholders, or to a governmental administrative agency in response to a lawful requirement, subpoena, or order; provided, in each case, a suitable confidentiality obligation is put in place with the receiving party (to the extent possible in cases where the material is disclosed to a government administrative agency). The disclosing Party shall provide the other Party a right to review such disclosure prior to its submission to the potential acquiring entity or governmental administrative agency.  If the reviewing Party has reason to believe the disclosure discloses proprietary or sensitive information, such Party shall immediately notify the other Party of the same and the other Party shall edit the disclosure to delete the proprietary or sensitive information.  Either Party may require that the other Party promptly provide a copy of any disclosure made by other Party under this Article 14.3.

ARTICLE 15 – FORCE MAJEURE

15.1	If the performance of a Party is delayed, interrupted, prevented, restricted or interfered with by reason of any:

(a)	fire, explosion, epidemic, storm, flood, drought or other act of God;

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(b)	breakdown of unit, plant or facility, strike, lock-out, labor dispute, casualty or accident;

(c)	inability to obtain sources of supply of labor, fuel, utilities, supplies, raw materials or transportation;

(d)	riot, war, revolution, national emergency, acts of public enemies, blockade, embargo, invasion or terrorism;

(e)	any law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government; or

(f)	any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of the Party so affected,

then the Party so affected shall be excused, except for the payment of money, from performing hereunder to the extent of such delay, interruption, prevention, restriction or interference.  The Party claiming an event of force majeure shall promptly provide the other Party notice of the claim, including details regarding all facts and circumstances related to or giving rise to such an event, the expected duration of the event, and actions being taken to overcome or resolve the event.  The Party claiming an event of force majeure shall take any and all commercially reasonable measures to overcome or resolve the event.

ARTICLE 16 – PRE-EXISTING AGREEMENTS

16.1
Except as provided in Section 16.2, below, each Party warrants and represents that there are no pre-existing agreements, commitments or other arrangements with any third party, including the United States government or any agency thereof, which will inhibit or restrict such Party from carrying out the terms of this Agreement including the granting of rights to the other Party under Article 3, Article 4 and Article 5 hereof.  Further, each Party agrees that it will carry out the Project and this Agreement in a manner and under such circumstances that will not provide any third party, including the United States government or any agency thereof, any claim to rights relating to the Program Technology and shall not enter into any agreements, commitments or other arrangement with any third party, including the United States government or any agency thereof, that would inhibit or restrict the other Party from complying with the terms of this Agreement including the granting of rights to the other Party under Article 3, Article 4 and Article 5 hereof.

16.2
ZBB represents and warrants as of the date of its signature of this Agreement that it has disclosed to HONAM copies of, or informed HONAM in writing of the existence of, all agreements ZBB has executed with any third party in respect of the Flow batteries and/or ZBB’s Background Technology that would (a) materially affect the obligations of ZBB hereunder; or (b) materially affect the rights granted by ZBB to HONAM hereunder; or (c) give a third party any rights to the Program Technology; or (d) give rise to an obligation of HONAM to pay a third party any royalty in respect of commercial exploitation of the Program Technology.

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ARTICLE 17 – ADDRESS FOR NOTICES

17.1
Any notice provided for by this Agreement and any other notice, demand or communication which a Party may wish to send to the other Party relating to the subject matter of this Agreement shall be in writing and either delivered by recognized overnight courier delivery service (such as United Parcel Service or Federal Express), hand-delivered, or sent by certified mail, return receipt requested, postage prepaid, and addressed to the Party for which such notice, demand, or communication is intended at such Party’s addresses as set forth below:

If to ZBB:

ZBB Energy Corporation
N93 W14475 Whittaker Way
Menomonee Falls, Wisconsin 53051
Attention: Dan Nordloh

If to HONAM:

HONAM Petrochemical Corporation
24-1, Jang-Dong
Yuseong-Gu
Daejeon, 305-726 Korea

with a copy, for matters relating to legal issues, to:

                HONAM Petrochemical Corporation
The LOTTE Tower Building
395-67 Shindaebang Dong
Dongjak-Gu
Seoul, 156-711 Korea

17.2
Either Party may change its address for notice hereunder to any other address by giving written notice of such new address to the other Party in accordance with this Article 17.  Any notice, demand, or other communication shall be deemed given and effective as of the date of delivery in person or receipt set forth on the return receipt.

ARTICLE 18 - MISCELLANEOUS

18.1
Relationship of the Parties.  The Parties shall perform their obligations under the Project and this Agreement as independent contractors and nothing contained in this Agreement shall be construed to make either ZBB or HONAM partners, joint venturers, principals, representatives or employees of the other.  Neither Party is eligible to participate in or receive any benefits from any of the benefit plans of the other Party , including without limitation, retirement or welfare plans as defined under the Employee Retirement Income Security Act of 1974, as amended from time to time, or any fringe benefit plan or any other benefits extended to the employees of the other Party.  Neither Party shall have any right, power or authority, express or implied, to bind the other.  HONAM and ZBB agree that this Agreement shall not constitute a partnership for tax purposes.  In the event, however, that this Agreement were so construed, then HONAM and ZBB agree to be excluded from the provisions of Subchapter K of the United States Internal Revenue Code of 1986, as amended.

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18.2
Entire Agreement. This Agreement constitutes the entire agreement between the parties in respect of its subject matter and supersedes any agreements, contracts, representations and understandings, oral or written made prior to or at the signing of this Agreement; provided, however, that disclosures made pursuant to the certain Secrecy Agreement by and between the Parties, shall continue to be governed by such agreement.

18.3
Amendments.  The modification or amendment of any provisions of this Agreement, including its Appendices shall only be valid and effective if it is in writing, refers specifically to this Agreement and is signed by both Parties.

18.4
Waivers.  The Parties agree that the waiver by either Party of a provision or of a particular breach by the other Party of any obligation, or the failure of either Party at any particular time to exercise any of its rights herein provided, shall not be deemed to constitute a waiver of any other provision or subsequent breach or to prejudice the exercise in future of any right.

18.5
Severability.  Should any provision of this Agreement be, or be declared, null and void, the validity of this Agreement shall not be affected thereby. The Parties agree to replace any void provision by a valid provision to achieve the nearest possible commercial effect.

18.6	Headings. The headings of the Articles of this Agreement are inserted for convenience only and shall not affect the meaning or operation of this Agreement.

           AS WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives in duplicate original on the dates specified below.

HONAM Petrochemical Corporation	ZBB Energy Corporation.
By: /s/ Chong, Bum Shick	By: /s/ Eric Apfelbach
Name: Chong, Bum Shick	Name: Eric Apfelbach
Title: President & CEO	Title: President & CEO
Date:	Date:

Agreed Effective Date
April 8, 2011

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